Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jeffery A. Bryson
VP of Investor Relations
ScanSource, Inc.
864 286-4305

Steve Owings Steps Down From ScanSource Board

** Jim Foody to assume role as Board Chairman **

GREENVILLE, SC—December 21, 2005—ScanSource, Inc. (Nasdaq: SCSC), a leading international distributor of AIDC (automatic identification and data capture), point of sale, communications and electronic security products for the reseller market, today announced that Steven H. Owings has resigned his position as chairman of the board of directors and as a board member, but will continue employment with ScanSource in an advisory role with reduced responsibilities. The Company also announced that James G. Foody will assume the role of chairman of the board.

“I spent several months away from the business during a medical leave in 2003, and, while my health is fine, I have decided that there are some personal and business opportunities to which I want to devote some time, “ said Mr. Owings.

“We appreciate Steve’s leadership and service to ScanSource since its founding, and look forward to his continued advice and input,” said Mike Baur, President and Chief Executive Officer of ScanSource. “We are pleased that Jim has accepted the board chairmanship. His many years of service on the board and experience as acting chairman during Steve’s medical leave make Jim ideally suited to provide this leadership.”

Steve Owings Steps Down From ScanSource Board

Mr. Foody has served as a director with ScanSource for over ten years. He currently chairs the compensation committee of the board and works as a business consultant in Greenville, South Carolina. He is a former partner with a major accounting firm. “I am privileged that my fellow board members have shown this confidence in me and look forward to continued service with ScanSource, ” said Mr. Foody.

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ScanSource, Inc. is a leading international distributor of specialty technology products, including automatic identification and data capture (AIDC) and point-of-sale (POS) products through its ScanSource sales unit; Avaya voice, data and converged communications products through its Catalyst Telecom sales unit; communications products from Intel and NEC through its Paracon sales unit; and electronic security products through its ScanSource Security Distribution unit.

The Company serves the North America marketplace and has an international segment, which sells AIDC and POS products in Latin America and Europe. Founded in 1992, the Company markets products from more than 100 technology manufacturers to over 16,000 value-added technology resellers and is committed to empowering them with tools and services designed to help them grow. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

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